Exhibit 10.6

OTHER TRANSACTION AGREEMENT (OTA) FOR FUEL PRODUCTION LINE AUTHORIZATION

BETWEEN

THE UNITED STATES DEPARTMENT OF ENERGY

AND

STANDARD NUCLEAR INC.

FUEL LINE PRODUCTION PROGRAM

This Agreement is made and entered into as of the Effective Date by and between the United States Department of Energy (DOE or the Department), an agency of the United States Government (Government), and Standard Nuclear, Inc. (Standard Nuclear or Awardee) (collectively the Parties), a corporation organized and existing under the laws of State of Delaware, and provides as follows:

WHEREAS Awardee, pursuant to Executive Order 14301 (EO 14301) – Reforming Nuclear Reactor Testing at the Department of Energy and Request for Application No. DE-FOA-0003572, and under the authority, authorization and Control of DOE, seeks to construct and operate nuclear fuel production lines.

WHEREAS DOE will exercise Control and provide authorization for such construction and operation outside the National Laboratories, pursuant to the Atomic Energy Act of 1954 and consistent with 42 U.S.C. § 2140. To support that effort, additional nuclear fuel feedstock resources will be needed.

WHEREAS DOE possesses authority, pursuant to the Atomic Energy Act of 1954 and consistent with 42 U.S.C. § 2140, over the production of nuclear fuel, including this aspect of the pilot program to develop or build fuel production lines to increase production capacity.

WHEREAS This agreement (Agreement) is the required contract to establish DOE’s required Control over Standard Nuclear’s fuel line facilities in Tennessee and Idaho.

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

NOW, THEREFORE, in consideration of the foregoing and for the mutual promises hereinafter set forth, the Parties agree as follows:

Contents

Contents	i

SECTION I: Defined Terms	1

SECTION II: Authority to Enter into the Agreement	3

SECTION III: Purpose and Scope of Work	4

SECTION IV: Intellectual Property, Data Use Agreement and Information Sharing	7

SECTION V: Indemnification, Contaminated Sites, Insurance	8

SECTION VI: Research, Technology and Economic Security (RTES)	10

SECTION VII: Reporting Requirements and Approvals	11

SECTION VIII: Modifications, Assignment, and Termination	11

SECTION IX: Miscellaneous	13

Milestones	17

Reporting	19

DELIVERABLES	21

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Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

SECTION I: Defined Terms

In addition to terms defined in other provisions of this Agreement, the terms and phrases as defined below, when used herein as the defined term shall have the following meanings:

“AO” shall mean Agreements Officer identified in Article 9.3.

“Awardee POC” shall mean the Awardee Point of Contact (Awardee POC) identified in Article 9.3, as such Awardee POC may be updated in accordance with Article 9.3.

“Control” shall mean DOE authority to exercise discretionary decision-making over the operation of the Awardee’s fuel production line to the extent required to support a DOE authorization of operation; for the purposes of this Agreement, “control” specifically includes, but may not be limited to, oversight of Milestones and generally DOE’s ability to oversee and authorize design, construction, management, operations including starting and maintaining fuel storage and production, altering operations or moving the facility to a new location, requiring a shut down, stopping work, halting construction, decontamination or decommissioning of the facility. Specifically, DOE will be the Safety Basis Approval Authority (SBAA) and Startup Approval Authority for the authority to start up and operate the fuel production line.

“Data” shall mean recorded information, regardless of form or the media on which it may be recorded, including Technical Data. The term does not include information incidental to Other Transaction Agreement (OTA) administration, such as financial, administrative, cost or pricing or management information.

“Design Feature” shall have the meaning as defined in 10 CFR 830.

“Document” shall have the meaning as defined in 10 CFR 830.

“Documented Safety Analysis” shall have the meaning as defined in 10 CFR 830.

“Effective Date” shall mean the date upon which the Agreement will enter into force which will be the date of the last signatory to the Agreement.

“Federal POC” shall mean the Federal Point of Contact (Federal POC) identified in Article 9.3.

“Establishment and Initial Activities Phase” shall mean Phase 1 or the period from the Effective Date until the completion of the Milestones outlined in Attachment 1.

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“Foreign Countries of Concern” shall mean the People’s Republic of China, the Russian Federation, the Democratic People’s Republic of Korea and the Islamic Republic of Iran or any other country determined to be a country of concern by the Secretary of State, and including countries of risk designated by the Department. This list is subject to change. DOE reserves the right, in the exercise of its absolute discretion, to add or subtract any foreign country determined to be of risk consistent with DOE policies by a unilateral amendment to this Agreement.

“Foreign Entity” shall mean any corporation, business association, partnership, trust, society, or any other entity or group that is not incorporated or organized to do business in the United States, as well as international organizations, foreign governments and any agency or subdivision of foreign governments including state-owned enterprises. The term “Foreign Countries of Concern” and “Foreign National” are separate terms and not necessarily covered under the definition of a Foreign Entity although “Foreign Countries of Concern” are also “Foreign Entities”.

“Foreign National” shall mean any individual other than a U.S. citizen.

“Government” shall mean the Federal government of the United States of America including its agencies and departments.

“Hazard Category 1, 2, and 3” shall mean nuclear facilities that meet the criteria for their respective hazard category consistent with the provisions of DOE-STD-1027-2025.

“Key Personnel” shall mean the voting board members, C-suite executives, and other senior personnel identified by Awardee.

“Limited Rights Data” shall mean Data developed at private expense, including such Data first produced in performance of the award, that embody trade secrets or are commercial or financial and confidential or privileged.

“Material Breach” shall mean a breach by the Awardee or DOE of any of its obligations under this Agreement including those which result, or are likely to result, in the inability of the Awardee or DOE to effectively complete the Milestones. This includes but is not limited to the failure to achieve milestones, breach of provisions included in the Agreement and/or inability to maintain compliance with the regulations and standards provided in Appendix II.

“Nonreactor Nuclear Facility” shall have the meaning as defined in 10 CFR 830.

“Nuclear Facility” shall have the meaning as defined in 10 CFR 830.

“Organizational Conflicts of Interest” shall mean where the Awardee is unable, or appears to be unable, to be impartial in conducting activities under the award due to its relationships with affiliates, organizations, or any other interested party.

“Preliminary Documented Safety Analysis” shall have the meaning as defined in 10 CFR 830.

“Special Nuclear Material” shall have the meaning as defined in the Atomic Energy Act of 1954, as amended.

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“Reactor” shall have the meaning as defined in 10 CFR 830.

“Safety Basis” shall have the meaning as defined in 10 CFR 830.

“Technical Data” shall mean recorded information of a scientific or technical nature. Technical Data does not include computer software or financial, administrative, cost, or pricing, or management or other information incidental to contract administration, but does include recorded information of a scientific or technical nature that is included in computer databases.

“Technical Safety Requirements” shall have the meaning as defined in 10 CFR 830.

“Unlimited rights” shall mean the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

SECTION II: Authority to Enter into the Agreement

Article 2.1: Authority

This Agreement is entered into pursuant to 42 U.S.C. 7256(g). This Agreement between the Department and Awardee is a transaction other than a procurement, grant, cooperative agreement, or loan. Accordingly, only those terms, conditions, provisions and requirements set forth in this Agreement and any other terms, conditions, provisions and requirements prescribed by law for other transaction agreements under 42 U.S.C. 7256(g), some of which are expressly incorporated herein by reference, such as those listed in Appendix II, are applicable.

Through Section 5 of EO 14301, the President directed DOE to establish a pilot program for reactor construction and operation outside the National Laboratories. Pursuant to the Atomic Energy Act of 1954’s (AEA) authorization without NRC licensing of “the processing, fabricating, or refining of special nuclear material, or the separation of special nuclear material, or the separation of special nuclear material from other substances, under contract with and for the account of” the Department under the Department’s sufficient Control, including fuel production lines “under contract with and for the account of” the Department, in accordance with 42 U.S.C. § 2140. This Agreement is the required contract to establish the Department’s required Control over Awardee’s fuel production line project to allow for the immediate production of fuel in support of advanced reactors being built for research, development, and demonstration purposes, such as reactors being authorized through the DOE reactor pilot program.

This Agreement is valid only if it is in writing and is signed, including electronically, by the AO and by the Awardee’s authorized representative.

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Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

SECTION III: Purpose and Scope of Work

Article 3.1: Purpose

This Agreement is made pursuant to EO 14301 and in furtherance of DOE’s research and development mission to provide advanced nuclear fuel for advanced reactors authorized by DOE, including qualified test reactor construction and operation outside the National Laboratories, through the DOE reactor pilot program. To operate these reactors, more nuclear fuel is needed than is generally commercially available. Under this fuel production line aspect of the pilot program, DOE authorizes new fuel production lines or the expansion of existing nuclear fuel production lines that meet the following criteria:

1.	Sufficiently mature design to support imminent development and submittal of safety basis documentation, including a final preliminary documented safety analysis within the required time period to support operations;

2.	Established fuel fabrication plans to utilize a qualified fuel form, and has identified nuclear fuel feedstock which will support reactor fuel needs for a qualified test reactor;

3.	Adequate financial resources and mature supply chain to complete design, build, commissioning, operation, and decommissioning, as appropriate; and

4.	Execution readiness includes procurement/manufacture of all fuel line materials, systems and components, and qualified staffing to support all project phases

The primary purpose of the fuel production line aspect will be to further DOE’s research and development mission by providing advanced nuclear fuel to support operation of reactors authorized by DOE. As the President determined in EO 14301, one purpose of EO 14301 is to establish fundamental technological viability under DOE’s authority to foster research and development in nuclear reactors and not to demonstrate the reactors’ commercial suitability. The development of additional fuel resources is required to enable these test reactors, and the advanced nuclear fuel lines are required to support the deployment of advanced nuclear reactors, per EO 14301. In addition, the development of advanced nuclear fuel lines will, by itself, further DOE’s research and development mission. Therefore, these projects fall under the jurisdiction and Control of DOE.

This Agreement lays out the roles and responsibilities of the Parties by which DOE will review and, if appropriate, approve Awardee’s development or scaleup of fuel production facilities by exercising Control over the construction and operation of advanced nuclear fuel production lines.

Article 3.2: Scope of the Agreement

DOE will accept or reject delivered Milestones as promptly as practicable after delivery and/or completion. Government failure to review and accept or reject the work shall not relieve the Awardee from responsibilities under this Agreement, nor create liability for the Government. Acceptance will not be unreasonably withheld or delayed.

If the Government rejects the deliverable and/or asserted completion of the Milestone, the notice of rejection will provide the Awardee a specific description of the identified non-conformity. The Awardee will have the opportunity to cure under a timeline agreed to by the Parties.

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Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

The Awardee is responsible for developing specific Milestones to track progress under the project. Awardee is also responsible for specified deliverables and reporting. Milestones, deliverables and reporting requirements can be found in Appendix I. The Awardee is required to be in compliance with the regulations and standards provided in Appendix II for the duration of this Agreement.

Site Visits

DOE and its authorized representatives, excluding commercial entities that are identified by the Awardee in writing to, and accepted by, the AO as commercial competitors of the Awardee, have the right to make site visits at reasonable times to review project accomplishments and management control systems and provide technical assistance regarding fuel production, in addition to any other access requirements from prior applicable licenses or agreements, as part of the safety authorization protocol. Awardee must provide, and must require its subawardees and contractors to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. Nuclear Safety and Security personnel and Government Authorized Representatives identified as Facility Representatives will be allowed site access at any time. All site visits and evaluations will be performed in a manner that does not unduly interfere with or delay the work.

Article 3.3: Period of Performance

This Agreement governs the performance of activities under Phase I of this project. Phase I is for fuel production line construction and operation outside the National Laboratories, pursuant to the Atomic Energy Act’s (AEA) authorization of reactors under DOE’s Control, including reactors “under contract with and for the account of” the Department, in accordance with 42 U.S.C. § 2140.

The Awardee shall commence performance of Phase I via this Agreement in accordance with the Agreement terms and conditions on the Effective Date and continue until the completion date of Phase I. The completion date for Phase I is 30 June 2033, and this date may be extended by written mutual agreement of the Parties.

At the end of Phase I, DOE, in its sole discretion, will determine whether the Awardee will be allowed to continue its relationship with DOE for the ongoing use of its authority to operate the subject fuel production lines. Phase II is expected to be directed towards either decommissioning the DOE authorized facilities, the continued operation of the subject fuel production lines while Awardee pursues streamlined commercial licensing at the U.S. Nuclear Regulatory Commission (NRC), or other agreed-upon scope. DOE intends to negotiate an agreement for Phase II at the end of Phase I, though DOE may, in its sole discretion, require a shutdown of the fuel production line. In the event the Awardee does not participate in Phase II for the ongoing use of DOE’s authority to operate the subject fuel production lines, it is the Awardee’s sole responsibility to instead obtain licensing through the NRC; further DOE participation with the Awardee will be subject to negotiation to determine when DOE authorization of the fuel production line transitions to an NRC license.

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Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

Article 3.4 Lab Priority

If the Awardee engages with a DOE National Laboratory and/or performs the work of this Agreement on the reservation of a DOE National Laboratory, the Awardee is required to support and protect the operations of the DOE National Laboratory at all times. National Laboratory operations shall have priority access to power, utilities, and all other shared services. The Awardee must ensure that its activities do not interfere with, degrade, or otherwise negatively impact the National Laboratory’s operations or its critical functions.

Article 3.5 Siting, National Environmental Policy Act (NEPA), National Historic Preservation Act (NHPA), and Permits

DOE’s decision whether to authorize the subject reactor under this Agreement is subject to NEPA (42 U.S.C. § 4321, et seq.). NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the potential environmental impacts of their proposed actions. For additional background on NEPA, please see DOE’s NEPA website at https://www.energy.gov/nepa. While NEPA compliance is a federal agency responsibility and the agency is responsible for the accuracy, scope, and content of any environmental documents, the Awardee will be required to assist in the timely and effective completion of the NEPA process. The Awardee may be required to provide environmental data and documentation to DOE on a mutually agreed schedule.

DOE must comply with the requirements of Section 106 of the NHPA prior to deciding whether to authorize the subject reactor. Section 106 requires DOE to identify and consider adverse effects to historic properties that are listed in or eligible for listing in the National Register of Historic Places. DOE will perform a NHPA review under the umbrella of its NEPA review and will require the Awardee to assist in this review and consider impacts to historic properties.

Awardee will obtain and maintain required state/local permits (e.g., building, utilities, stormwater).

Article 3.6 Work At Risk

The Awardee expressly agrees that Awardee is working at its own risk if the following required DOE and/or additional U.S. Government reviews are not resolved prior to the execution of this Agreement. Once DOE has informed the Awardee that the reviews of the following are complete, DOE may unilaterally modify the Agreement to accommodate the results of the following reviews, if necessary.

Davis-Bacon Act: If the Department of Labor (DOL) determines that the Davis Bacon Act is applicable to the work under this OTA, the Awardee must comply with the requirements of the Davis Bacon Act and any subsequent modifications to this Agreement as soon as DOE informs the Awardee of the determination by the DOL.

Security: If security clearances are required to perform work under this OTA, the Awardee must pay for any/all security clearances. The Awardee acknowledges that additional security requirements may be added to this Agreement via modification(s).

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SECTION IV: Intellectual Property, Data Use Agreement and Information Sharing

Article 4.1: Title to Inventions

DOE does not expect inventions to be made under this agreement. DOE does not expect to provide funding to Awardee under this agreement.

In accordance with 42 U.S.C. 7256(g)(3), DOE’s vesting authorities provided under 42 U.S.C. §§ 2182 and 5908 do not apply to this Agreement. DOE is also not providing funding to the Awardee for the Milestones of this Agreement. Accordingly, DOE will not have any rights in inventions conceived or first actually reduced to practice in the course of or under this Agreement as well as any resulting patent applications or patents. DOE will also not have any rights in background inventions, patent applications, or patents developed prior to this Agreement unless such rights are established with separate licenses.

Article 4.2: Data Rights and Sharing by DOE and Awardee

To complete the Milestones authorized by this Agreement, the Awardee will be required to share Data that are not publicly available with DOE. These Data are expected to be Limited Rights Data and Awardee agrees to deliver these Data to enable DOE to exercise Control over the Awardee’s fuel production facility.

The Government acknowledges that Awardee will provide to DOE limited rights data confidential or proprietary business, technical or financial information, including delivery to DOE of DOE such Limited Rights Data upon request. When such Data is properly marked making clear it is Limited Rights Data, DOE will manage this information consistent with the Trade Secrets Act, 18 U.S.C. § 1905. Notwithstanding, DOE will have the right to share Limited Rights Data within the Government, with its National Laboratory contractors, and with other contractors in connection with the work performed under this Agreement to achieve the goals of EO 14301, under the restriction that it shall be retained in confidence.

The Awardee shall, when appropriate, mark any applicable information delivered to DOE under this section in accordance with any appropriate Freedom of Information Act (FOIA) exemption. DOE will process any request for release of this information to the public consistent with FOIA, 5 U.S.C. § 552, and DOE’s FOIA regulations, 10 C.F.R Part 1004. The Government will provide Awardee notice of any FOIA request and will provide Awardee seven (7) days to provide input on the Government’s disclosure and redaction decisions before responding to any FOIA request.

The Government will have unlimited rights in and not be responsible for the disclosure of delivered Data or other information that is not properly marked and clearly identified as Data or other information for which public disclosure should be withheld.

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Article 4.3: Communications Plan

Recipient agrees to negotiate a communications plan with DOE regarding the work subject to this Agreement, which shall be incorporated into this Agreement by the AO. The communications plan must cover at least the following: 1) public meetings and DOE participation in such public meetings; 2) publications; 3) press releases; and 4) any direct communications with any unit of state or local government or Native American Tribe. All publications and press releases shall be submitted to the AO and DOE shall have five (5) business days to object or else consent is deemed to be given.

SECTION V: Indemnification, Contaminated Sites, Insurance

A. Awardee’s Indemnity. Except as to the indemnity of DOE as set forth in Part C of this section, but in all other instances to the greatest extent allowed by law, Awardee shall indemnify and hold harmless DOE, its agents, employees, officers, and lenders (if any) (collectively, DOE Indemnities) from and against: (i) any and all Claims and all damages, liabilities, losses, costs and expenses associated therewith (including attorneys’ fees and other professionals’ fees) for any injury of or death to persons, damage to or destruction of third party property, contamination of the environment or injury to natural resources, whether contractual, in tort, or as a matter of strict liability or liability imposed by law, to the extent any of the foregoing arise out of the negligence or willful misconduct or wanton acts or omissions of Awardee, or of any supplier, subawardee, contractor, or any of their respective employees, agents or third parties over which either has reasonable control during the performance of the Scope of Work, and (ii) any and all claims, demands or causes of action of every kind and character by any person and all damages, liabilities, losses, costs and expenses associated therewith (including attorneys’ fees and other professionals’ fees) for: (a) any violation or alleged violation of laws by Awardee, any supplier, subawardee, contractor, or any of their respective employees, agents or third parties over which either has reasonable control; (b) any action taken by Awardee, any supplier, subawardee, contractor or any of their respective employees, agents or third parties over which either has reasonable control, or (c) any Material Breach by Awardee of this Agreement.

B. DOE’s Indemnity. Except as set forth in Part C of this section, DOE makes no indemnity agreement whatsoever in connection with this Agreement and Awardee expressly agrees and acknowledges that no indemnity of any kind is made by DOE. DOE’s sole indemnity obligations under this Agreement are to cover “Public liability” as defined in the Nuclear Hazards Indemnity Agreement” of Appendix III.

C. Nuclear Hazards Indemnity

This Agreement constitutes a contract for purposes of the Price-Anderson Act (Section 170 of the Atomic Energy Act, 42 U.S.C. § 2210) and any public liability arising from activity under this Agreement shall be governed by the provisions of the Price-Anderson Act and shall be indemnified by DOE in accordance with the Nuclear Hazards Indemnity Agreement set forth in Appendix III.

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D. Contaminated Sites

The Awardee is solely responsible for handling and disposal of any hazardous substances and wastes arising from activities under this Agreement.

Decommissioning encompasses all activities to remove installed facilities and return the site to its original status (e.g., as a greenfield, brownfield, etc.). This includes nuclear fuel or radiological precursor material removal and management of same until either a disposition pathway is available and/or DOE assumes ownership of the nuclear fuel or radiological precursor material through negotiation at either the Awardee site or other negotiated location.

The Awardee is responsible for decontamination and decommissioning (D&D) of the site and facilities. Notwithstanding any other provisions of the Agreement, DOE shall not be responsible for or have any obligation to the Awardee for (i) D&D of any facilities, or (ii) any costs which may be incurred by the Awardee in connection with the D&D of any facilities.

The Awardee must ensure that qualified staff and adequate financial resources are available, that safety management programs remain in place as applicable and that appropriate records are maintained to support any remaining liability at an Awardee site.

E. Insurance Coverage

Awardee is required to carry adequate insurance to cover potential liabilities arising from activities under the Agreement. Specific requirements include:

(a)	Workers’ compensation – amount in accordance with applicable Federal and State workers’ compensation and occupational disease statutes.

(b)	Employer’s liability – (except in States with exclusive or monopolistic funds that do not permit worker’s compensation to be written by private carriers).

(c)	Comprehensive bodily injury liability.

(d)	Property damage liability – None, unless otherwise required by the AO.

(e)	Comprehensive automobile bodily injury liability.

(f)	Comprehensive automobile property damage.

The Awardee shall provide evidence of such insurance, if requested by the AO; the AO may require such evidence to be provided prior to the commencement of work under the agreement.

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Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

SECTION VI: Research, Technology and Economic Security (RTES)

Article 6.1: Foreign National Participation

The Awardee (including contractors) must notify the AO if it anticipates involving foreign nationals in the performance of the Agreement. Upon request, the Awardee must provide the AO with specific information on such foreign nationals to ensure compliance with the requirements for participation and access approval. DOE may elect to deny a foreign national’s participation in the Agreement or may deny a foreign national’s access to DOE sites, information, technology, equipment, programs, or personnel.

Article 6.2: Prohibition on Incorporation in or Ownership or Control by Foreign Countries of Concern

Neither the Awardee or a parent company may be solely incorporated in, or owned or controlled by, or subject to the direction of a Foreign Country of Concern. In the event the Awardee, the Awardee’s parent company or project team member undergoes a change in ownership or control that increases foreign ownership or control by Foreign Country of Concern or a change that effectively makes the entity subject to the direction of a Foreign Country of Concern, the Awardee must immediately alert the AO and suspend all activities under this Agreement pending evaluation by DOE and any required mitigation.

Article 6.4: Entity of Concern Prohibition

No Entity of Concern as defined in Section 10114 of Public Law 117-167 (42 USC 18912) may participate in the Agreement.

Article 6.5: Malign Foreign Talent Recruitment Program Prohibition

Individuals participating in a Malign Foreign Talent Recruitment Program, as defined in Section 10638(4) of P.L. 117-167 (42 USC 19237(4), 19232), are prohibited from participating in this Agreement.

Article 6.6: Due Diligence Reviews and Disclosures

The Agreement is subject to a post-selection and ongoing research, technology, and economic security risk review and monitoring to identify potential risks of undue foreign influence. As part of the review, the Awardee and/or project partners must cooperate with DOE requests for information, including the following required disclosures and certifications for all covered individuals and entities which must be updated within fifteen (15) business days of any changes except advanced notice to DOE must be given for changes relating to a Foreign Country of Concern: DOE Common Form for Current and Pending (Other) Support (42 USC 6605), DOE Common Form for Biosketch (NSPM-33), and Transparency of Foreign Connections (NSPM-33), including a Malign Foreign Talent Recruitment Program certification, available on the DOE website provided post-selection by DOE. New covered individuals during the term of the Agreement must provide the disclosures above and receive DOE approval before participating. DOE may share information regarding the risks identified as part of the RTES due diligence review process or monitoring with other Federal agencies.

In the event an RTES risk is identified, or the required disclosures, certifications, or updates, are not submitted, DOE may require risk mitigation measures, including but not limited to, requiring that an individual or entity not participate in the project. If significant risks are identified and cannot be sufficiently mitigated, DOE may terminate the OTA.

DOE’s decision regarding a due diligence review is not appealable.

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Article 6.7: Performance of Work in the United States

While DOE does not anticipate providing funding to the Awardee pursuant to this Agreement, DOE has Control over the fuel line for at least Phase I and Phase II until DOE Authorization is terminated through the progression of this Agreement. Accordingly, all work for this Agreement must be performed in the United States (i.e., the Awardee must expend 100% of the total project cost in the United States), unless the Awardee receives advance written authorization from the AO to perform certain work overseas. This provision does not apply to the acquisition of materials or components of the Awardee’s project unless otherwise instructed in writing by the AO.

Article 6.9: Conflicts of Interest

The Awardee shall adopt and maintain a conflict of interest policy under this award, which shall be provided to DOE upon request. This conflict of interest policy shall address both individual conflicts of interest as related to Key Personnel and Organizational Conflicts of Interest.

The Awardee shall disclose in writing to the AO any potential or actual Organizational Conflict of Interest as soon as reasonably practical after discovery thereof. The Awardee and the DOE shall jointly develop a mitigation plan to address Organizational Conflicts of Interest as they arise.

SECTION VII: Reporting Requirements and Approvals

Article 7.1: Milestones- Review, Acceptance or Rejection of Milestones

The Awardee shall be responsible for the on-time delivery and satisfactory completion of all Milestones listed in Appendix I. Unless otherwise specified by the AO in advance of the deadline, all documents, including reports, are to be furnished to the DOE via email to the AO.

DOE shall accept or reject delivered Milestones as promptly as practicable after delivery, unless otherwise specified in the Agreement. DOE shall determine adequacy of each deliverable promptly and will notify the Awardee of acceptance or rejection of the deliverable within ten (10) business days. DOE’s failure to review and accept or reject the work shall not relieve the Awardee from responsibilities under this Agreement, nor create liability for the Government. Acceptance will not be unreasonably withheld or delayed.

If DOE rejects the deliverable, the notice of rejection will provide the Awardee a specific description of the identified nonconformity. The Awardee will have the opportunity to cure under a timeline agreed to by the Awardee and the AO.

SECTION VIII: Modifications, Assignment, and Termination

Article 8.1: Modifications

Proposals for modifications will be documented in writing and submitted by the Awardee to the AO, or by DOE to the Awardee. Parties may request information regarding the technical, schedule, and financial impact of the proposed modification as appropriate.

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Any modification to this Agreement shall be executed in writing and signed by an authorized representative of DOE and the Awardee. The DOE is not obligated to pay for costs related to modifications. Further, the Awardee is not obligated to accomplish work prior to mutual agreement between the AO and the Awardee.

For minor or administrative modifications (e.g., changes to the paying office or appropriation data), Awardee approval is not required, unless Awardee timely objects to such a proposed minor or administrative modification. In the event of any objection, the modification must be bilaterally executed.

Article 8.2: Disputes

A.	General: The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B.	Dispute Resolution Procedures

a.	Any disagreement, claim, or dispute between DOE and the Awardee concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

b.	Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable.

c.	Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party in writing of the relevant facts, identifying unresolved issues, and specifying the clarification or remedy sought.

Whenever practicable, DOE will attempt to resolve informally any dispute over the administration of this Agreement. Awardee may appeal decisions to the Head of the Departmental Element and then to the Senior Procurement Executive.

d.	The Awardee retains the right to initiate an action relating to any claims it has under this Agreement at a Federal Court of competent jurisdiction.

C.	Limitation of damages: As DOE is not providing any funding to the Awardee, DOE shall not have any liability for claims for damages of any nature whatsoever pursued under this Agreement. In no event shall DOE be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other direct or indirect damages.

Article 8.3: Assignment

The Awardee may not assign its interest in this Award without prior written consent from the AO.

Article 8.4: Termination

A.	General

This Agreement may be terminated by:

1.	Either Party, upon thirty (30) days written notice to the other Party, with or without cause;

2.	DOE, upon a Material Breach of any term of this Agreement by the Awardee. DOE shall promptly provide Awardee with a Cure Notice identifying the Material Breach. Within ten (10) days after receipt of the Cure Notice, Awardee shall respond in writing to the Cure Notice and provide DOE with a Cure Plan; and

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3.	DOE, if the Awardee files a bankruptcy petition that is not dismissed within ten (10) business days, the Awardee is adjudicated bankrupt or is otherwise insolvent, or the Awardee ceases to do business or otherwise terminates its business operations.

A.	In the event of termination, DOE and the Awardee shall meet to affect an orderly termination of any ongoing or planned activities and will negotiate in good faith for the disposition of the Awardee’s Limited Rights Data in the possession of DOE. In no case will the Government be liable for expenses or other financial obligations of the Awardee incurred due to early termination.

B.	On the effective date of a termination, the authority granted to Awardee via this Agreement immediately ceases. It is Awardee’s sole responsibility to obtain licensing through the NRC for any activities occurring after the effective date of termination.

SECTION IX: Miscellaneous

Article 9.1: Export Control

Awardee is responsible for ensuring compliance with all applicable United States Export Control laws and regulations relating to any work performed under a resulting Agreement. The Awardee must immediately report to DOE any export control violations related to this Agreement and provide the corrective action(s) to prevent future violations.

Article 9.2: Administration by Non-Federal Personnel

The Government may use non-Federal personnel to conduct oversight and administrative activities for this agreement. Non-Federal personnel used will be required to sign conflict of interest and non-disclosure agreements prior to doing any work regarding the agreement. The use of non-Federal personnel will exclude those employed by commercial entities that are identified by the Awardee in writing to, and accepted by the AO, as commercial competitors of the

Awardee.

Article 9.3: Communication

All correspondence to DOE should be submitted to the AO and the Federal POC. All correspondence from DOE will be submitted to Keeley Marrocco, Chief Operating Officer of the Awardee.

AO: Jeff Fogg, foggjc@id.doe.gov, (208) 360-4298

Federal POC: Chase Hartzell, hartzecb@id.doe.gov, (208) 932-3531

Awardee POC: Keeley Marrocco, keeley@standardnuclear.com, (781) 915-4306

Awardee may, upon written notice to the AO and the Federal POC, change the Awardee POC under this Agreement.

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Article 9.4: Closeout

Upon Agreement completion, the AO must close out the Agreement in accordance with standard DOE procedures including ensuring all deliverables have been accepted and any audits completed. The Awardee agrees to provide DOE all relevant documents requested to closeout this award.

Article 9.5: Resolution of Conflicting Conditions

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the AO for guidance.

Article 9.6: National Policy Assurances

The Awardee acknowledges that it is subject to all applicable Federal, Tribal, State, and Local laws and regulations, including those outlined in Appendix IV for all activities performed under this Other Transaction Agreement.

Article 9.7: Suspension and Debarment

The Awardee hereby certifies, to the best of its knowledge and belief, that it has complied, and shall comply, with 2 C.F.R. Part 180. The Awardee shall not contract with entities that are currently listed on the System for Award Management as suspended or debarred in support of this Agreement.

Article 9.8: Inspector General

A.	DOE is not providing Federal funding to the Awardee. However, the Awardee is still required to provide any information, documents, site access, or other assistance requested by DOE or Federal auditing agencies (e.g., DOE Inspector General, Government Accountability Office, Defense Contracting Audit Agency, United States Digital Service, Department of Government Efficiency) for work related to this Agreement. Single Audits are not required under this Award.

B.	In the event that the Awardee has Federal funding from another Federal agency or entity, in accordance with 42 U.S.C. § 7137, the Comptroller General of the United States, or any of his duly authorized representatives, shall have access to and the right to examine any books, documents, papers, records, or other recorded information of the Awardee of Federal funds or assistance under this Agreement, including contracts between the Awardee and other entities.

Article 9.9: System for Award Management

The Awardee is required to be registered in the System for Award Management (SAM, www.sam.gov). The Awardee agrees to opt in to SAM notifications and monitor SAM for DOE issued information.

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Article 9.10: Insolvency, Bankruptcy, or Receivership

A.	The Awardee shall immediately notify DOE of the plans for, or significant likelihood of, any of the following events: (i) the Awardee or the Awardee’s parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) the Awardee’s consent to the institution of an involuntary case under the Bankruptcy Act against it or its parent; (iii) the filing of any similar proceeding for or against the Awardee or the Awardee’s parent, or its consent to, the dissolution, winding-up or readjustment of its debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over it, under any other applicable state or federal law; or (iv) the Awardee’s insolvency due to its inability to pay its debts generally as they become due.

B.	Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in paragraph A; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this Agreement.

C.	Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of the Awardee’s agreement to determine their compliance with the required elements of the agreement. If the DOE review determines that there are significant deficiencies or concerns with the Awardee’s performance under the agreement, DOE reserves the right to impose additional requirements, as needed.

D.	Failure of the Awardee to comply with this term may be considered a Material Breach of this Agreement.

Article 9.11: Fraud, Waste and Abuse

The Awardee shall disclose, in a timely manner, in writing to DOE all violations of Federal criminal law involving fraud, bribery, or gratuity violations by Awardee, its employees, and agents that potentially affect the award. Compliance with the Rules of Professional Conduct does not violate this paragraph. The DOE Office of Inspector General maintains a Hotline for reporting allegations of fraud, waste, abuse, or mismanagement. To report such allegations, please visit https://www.energy.gov/ig/ig-hotline.

Article 9.12: Choice of Law

The Awardee acknowledges that this Agreement is subject to federal law of the United States.

Article 9.13: Party Warranty

Each Party warrants that it has the full power and authority to enter into and perform its obligations under this Agreement, and that this Agreement constitutes a legal, valid and binding obligation of such Party.

Article 9.14: Entire Agreement

This Agreement constitutes the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties relating to the transactions contemplated hereby.

Article 9.15: Severability

If any term or other provision of this Agreement is illegal, invalid or unenforceable under any law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the laws governing this Agreement, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

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IN WITNESS WHEREOF, the Parties have executed this Agreement.

U.S. DEPARTMENT OF ENERGY		AWARDEE

By:	/s/ Jeffrey Fogg	By:	/s/ Kurt Terrani
	Jeff Fogg		Kurt Terrani
	Agreements Officer		Chief Executive Officer

Dated:		Dated:	9/26/2025

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APPENDIX I

Milestones, Reporting, Deliverables

Milestones

These Milestones reflect DOE’s Control over the operation of the Awardee’s nuclear fuel production facilities as the aforementioned facilities are under contract with and for the account of DOE. These Milestones are based on the authorization process described in DOE Standard DOE-STD-1271-2025 “Authorization Pathway for Nuclear Facilities” (including Attachment 1 “Applicable DOE Orders and Standards, and NRC and Industry Equivalents”), which is incorporated herein by reference and attached as Appendix II. Accordingly, references below refer thereto.

Milestone One: Agreements and Alignment

1.	Transition of the existing radiological facilities owned and operated by the Awardee in Oak Ridge, TN to DOE jurisdiction (from Tennessee Department of Environment and Conservation, TDEC, jurisdiction).

2.	Execution of Property License Agreement to Awardee to have access to DOE-owned property (land located in Idaho) to start critical path site development and characterization activities.

3.	Submission of input to DOE NEPA assessment process for determination of categorical exclusion (CX) for Awardee’s existing and planned facilities and fuel production lines subject to this agreement.

4.	Execution of Lease Agreement with the Awardee for the DOE-owned property (land located in Idaho) to host fuel production facilities .

5.	Completion of all agreements/contracts necessary for the fulfillment of this Agreement as per DOE-STD-1271-2025. (Include agreements to obtain special nuclear material LEU, HALEU, or PU)

6.	Submission and approval of Nuclear Safety Design Agreement as per DOE-STD-1271-2025.

Milestone Two: Preliminary Design Completion and Approval

1.	Completion of Preliminary Design (roughly 50% design) documentation.

2.	Submission and approval of Preliminary Documented Safety Analysis as per 10 CFR 830, Subpart B and DOE-STD-1271-2025.

3.	Submission and approval of Quality Assurance Program Description (QAPD) as per 10 CFR 830, Subpart A.

Milestone Three: Final Design Completion and Approval

1.	Completion of Final Design documentation, including drawings and criticality control analyses.

2.	Submission and approval of final Documented Safety Analysis and Technical Safety Requirements.

3.	Completion of authorizations, operating procedures, and necessary training required to proceed (e.g. hazardous material control procedures, criticality control procedures, SNM accountability procedures).

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Milestone Four: Established Fuel Line

1.	Facility construction complete for fuel production operational areas

2.	Installation of safety and operational fuel line equipment at fabrication facility

3.	Calibration and commissioning of equipment complete

4.	Readiness review for fuel production facility

5.	First fuel production to required specifications and throughput

Milestone Five: Fuel Deliveries (spans the operations period of Phase I)

1.	Fuel shipment containers secured – either selected from existing options or new containers constructed, commissioned/licensed

2.	Completion and acceptance of fuel production for test/demo reactor(s)

3.	Fresh fuel loads delivered and accepted at reactor site(s)

Milestone Five spans the operations period of Phase I as the fuel production facilities operate to produce fuel. The Awardee will be responsible to provide annual reports to the DOE that summarize its throughout, development, and operational reports.

Milestone Six: Capacity Expansion (Phase I Expansion)

1.	Development for capacity expansion on individual fuel manufacturing modules and associated reporting.

2.	Report on ability to install additional production modules that can increase facility’s overall capacity.

Milestone Seven: Phase II

1.	Negotiation of Phase II agreement to continue operations (as is or adjusted) or proceed with decommissioning.

2.	Decommissioning (if chosen) the DOE authorized facilities or timeline for commercial licensing at the Nuclear Regulatory Commission, or other agreed-upon scope.

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Reporting

Copies of reports shall be submitted to the DOE on or before the contract deliverable due date.

Packaging and Marking

(a)	Preservation, packaging and packing for shipment or mailing of all work delivered hereunder shall be in accordance with good commercial practice and adequate to insure acceptance by common carrier and safe transportation at the most economical rate(s), including electronic means.

(b)	Each package, report or other deliverable shall be accompanied by a letter or other document which –

a.	Identifies the Agreement by number pursuant to which the item is being delivered;

b.	Identifies the deliverable item number or report requirement which requires the delivered item; and

c.	Indicates whether the Awardee considers the delivered item to be a partial or full satisfaction of the requirement.

Acceptance

The Federal POC shall accomplish acceptance of all work and effort under this Agreement (including report deliverables). Only the AO can accept non-conforming work.

Confidential Business Information Contained in Reports

Awardee may designate applicable portions of the foregoing monthly reports, special status reports, Milestone Reports, and Final DSA Report as Limited Rights Data per section 4.2. DOE will manage such properly marked information consistent with the Agreement’s terms.

1. Monthly Reports

On or before thirty (30) calendar days after the effective date of the Agreement and monthly thereafter throughout the term of the Agreement, the Awardee shall submit a monthly report of no more than 10 pages and lead a meeting with the DOE AO and Federal POC. The report and meeting will review technical progress during the reporting period, including accomplishment of goals and objectives (including a summary of any work conducted at the National Laboratories) and major accomplishments, and report on any problems, technical issues, or any new or increased risks to the Project’s ability to achieve its objectives. This report and meeting will also include a review of Milestones that are expected to be completed in the next quarter, and the meeting will include a discussion of scheduling for any Milestones that the AO or Federal Staff would like to witness. Monthly meetings may be conducted in-person or virtually through videoconferencing technology. The Awardee will provide copies of the agenda and presentation materials to the DOE AO and Federal POC.

2. Project Management Schedule

The Awardee shall submit a project management schedule. The project management schedule shall include a summary of the complete scope of the project and include the strategy for completing the project including management planning for design, development, testing, and evaluation; full list of the award milestones, milestone definitions, and their projected completion dates and the completion criteria; integrated schedule; project cost estimate; financing; supplier engagement; detailed risk register; and anticipated mitigations. The applicant is highly encouraged to maintain frequent engagement with the Federal Point of Contact to facilitate achieving objectives and milestones.

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3. Authorization Process

The Awardee shall follow DOE Standard “Authorization Pathway for Nuclear Facilities,” DOE-STD-1271-2025. This Standard identifies a streamlined regulatory pathway to implement Executive Order 14301 and other policy direction to unleash the Nation’s nuclear energy potential, including Executive Orders 14154 (Unleashing American Energy), 14299 (Deploying Advanced Nuclear Reactor Technologies for National Security), and 14302 (Reinvigorating the Nuclear Industrial Base). This Standard recognizes the ability of awardees to negotiate in an open dialogue with DOE to achieve safe and secure design, construction, and operations in the most efficient method possible using the minimum requirements necessary for this goal. The DOE authorization process reflected in this Standard is intended to accommodate efficient and effective leveraging into an NRC license.

This Standard identifies an efficient approach to safety, security, emergency management, and other applicable requirements. This approach will ensure the safety of the public yet provide for more efficient design, construction and operations for DOE authorized facilities. This DOE Standard provides the deliverables that will be required to satisfy DOE authorization requirements.

4. Milestone Reports

The Awardee shall submit a monthly Milestone Report to document completion of Milestones. The reports shall be sufficient for the DOE AO and Federal POC to reasonably verify the accomplishment of the relevant milestone(s).

Awardees will be required to report information to DOE regarding:

1.	Performance metric reporting which drives continuous improvement (e.g., operational/schedule, Environment, Safety and Health, Nuclear Safety, Safety System Health);

2.	Fuel production line test plan progress and status; and

3.	Milestone progress reporting.

5. Preliminary and Final Documented Safety Analysis

The Awardee shall prepare a Preliminary Documented Safety Analysis (PDSA), final Documented Safety Analysis (DSA) and Technical Safety Requirements (TSRs). The PDSA shall describe the design and operation of the proposed fuel line at roughly a 50% design complete level and the DSA and TSRs shall describe the design and operation of the proposed fuel line.

The PDSA and DSA summarizes information taken from design documents produced under the Quality Assurance Program, such as drawings, specifications, analyses, and calculations. The PDSA and TSRs must be complete and accurate in reporting this design information in order to meet the requirements in DOE-STD-1271-2025, “Authorization Pathway for Nuclear Facilities”. Specifically, the DSA and TSRs must be “complete and accurate in all material respects.”

Additional Data as further specified by the Parties as required to enable a safety determination and authorization by DOE.

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6. Final Review Briefing Report

Concurrent with its submission of the final DSA and TSRs, the Awardee shall schedule a final review meeting with the Government. In the final review meeting, the Awardee will review the content of the final DSA and respond to any questions from the Government.

7. Special Status Reports

The Awardee shall report the following events to the DOE AO and Federal POC as soon as possible after they occur:

1.	Developments that have a significant favorable impact on the project, such as significant target accomplishments, significant tests, experiments, or symposia.

2.	Problems, delays, or adverse conditions which materially impair the Awardee’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public. For example the Awardee must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct of resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes or regulations.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

DELIVERABLES

All deliverables under this OTA shall be delivered in accordance with the delivery date and to the addresses shown below.

Description	Delivery Date	Method	Address
Monthly Reports	On or before thirty (30) calendar days after the effective date of the Agreement and monthly thereafter, 3 days before the monthly meetings	1 – Electronic	AO Federal POC
Project Management Schedule	On or before thirty (30) calendar days after the effective date of the Agreement	1 – Electronic	AO Federal POC

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Description	Delivery Date	Method	Address
Nuclear Safety Design Agreement	On or before thirty (30) calendar days after the effective date of the Agreement	1 – Electronic	AO Federal POC
Preliminary Design Documents and Preliminary Documented Safety Analysis (PDSA)	On or before thirty (30) calendar days following DOE approval of the Nuclear Safety Design Agreement	1 – Electronic	AO Federal POC
Milestone Reports	Monthly, by the 7th day of each month statusing the preceding month	1 – Electronic	AO Federal POC
Revised Preliminary Design Package and PDSA as amended per DOE comments, changes, etc.	On or before thirty (30) calendar days following receipt of final DOE review comments on the Preliminary Documented Safety Analysis	1 – Electronic	AO Federal POC
Final Design Package and Documented Safety Analysis (DSA)	On or before thirty (30) calendar days following DOE approval of the Preliminary Documented Safety Analysis	1 – Electronic	AO Federal POC
Revised Final Design Package and DSA as amended per DOE comments, changes, etc.	On or before thirty (30) calendar days following receipt of final DOE review comments on the Documented Safety Analysis	1 – Electronic	AO Federal POC
Special Status Reports	As soon as possible after event occurs	1 – Electronic	AO Federal POC
Final Review Briefing Report		1 – Electronic	AO Federal POC
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APPENDIX II

Applicable DOE Regulations, Directives, and Standards

NUMBER	TITLE
10 CFR 830	Nuclear Safety Management
10 CFR 835	Occupational Radiation Protection
10 CFR 851	Worker Safety and Health Program

NE O 151.1	Comprehensive Emergency Management System
NE O 225.1	Accident Investigations
NE O 226.1	Implementation of Department of Energy Oversight Policy
NE P 226.1	Policy for Federal Oversight and Contractor Assurance Systems
NE O 227.1	Independent Oversight Program
NE O 231.1	Environment, Safety and Health Reporting
NE O 232.2	Occurrence Reporting and Processing of Operations Information
NE O 414.1	Quality Assurance
NE O 420.1	Facility Safety
NE O 422.1	Conduct of Operations
NE O 425.1	Verification of Readiness to Startup or Restart Nuclear Facilities
NE O 426.2	Personnel Selection, Training, Qualification, and Certification Requirements for DOE Nuclear Facilities
NE O 433.1	Maintenance Management Program for DOE Nuclear Facilities
NE O 435.1	Radioactive Waste Management
NE O 458.1	Radiation Protection of the Public and the Environment
NE O 470.1	Office of Nuclear Energy Safeguards and Security

NE-STD-1020-2025	Natural Phenomena Hazard Analysis and Design Criteria for DOE Facilities
NE-STD-1027-2025	Hazard Categorization of DOE Nuclear Facilities

DOE M 441.1-1	Nuclear Material Packaging
DOE O 442.1B	Department of Energy Employee Concerns Program (No alternative requirements are allowed.)
DOE O 442.2	Differing Professional Opinions for Technical Issues Involving Environmental, Safety, and Health Technical Concerns
DOE O 460.1D Chg 1	Hazardous Materials Packaging and Transportation Safety
DOE O 460.2B	Departmental Materials Transportation Management
DOE O 461.1C Chg 1	Packaging and Transportation for Offsite Shipment of Materials of National Security Interest
DOE O 461.2	Onsite Packaging and Transfer of Materials of National Security Interest
DOE O 471.1B	Identification and Protection of Unclassified Controlled Nuclear Information
DOE O 471.6 Chg 4	Information Security
DOE O 471.7	Controlled Unclassified Information

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DOE O 475.1	Counterintelligence Program
DOE O 475.2B	Identifying Classified Information
DOE O 486.1A	Foreign Government Sponsored or Affiliated Activities

DOE-STD-1073-2016	Configuration Management
DOE-STD-1104-2016	Review and Approval of Nuclear Facility Safety Basis and Safety Design Basis Documents
DOE-STD-1237-2021	Documented Safety Analysis for DOE Reactor Facilities
DOE STD 1271-2025	Authorization Pathway for Nuclear Facilities (including Attachment 1, Applicable DOE Orders, Standards, and NRC and Industry Equivalents)
DOE-STD-1628-2013	Development of Probabilistic Risk Assessments for Nuclear Safety Applications
DOE-STD-3009-2014	Preparation of Nonreactor Nuclear Facility Documented Safety Analysis. This standard may be implemented in part or whole for existing facilities that are using DOE-STD-3009-94. The SBAA may recognize exceptions within this Standard. (e.g., Chemical hazards without a nexus to a nuclear event are not required to be analyzed.)

NOTE: This list and the substance of the regulations and standards may not be exhaustive and are subject to change.

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APPENDIX III

Nuclear Hazards Indemnity Agreement

(a) Definitions. Except as otherwise specified within this clause, all definitions set forth in the Atomic Energy Act of 1954, as amended (hereinafter called the Act), shall apply to this clause.

“Extraordinary nuclear occurrence” means an event that DOE has determined to be such an occurrence, as defined in the Act. A determination of whether or not there has been an extraordinary nuclear occurrence will be made in accordance with the procedures in 10 CFR part 840.

“Public liability,” referred to below, is public liability as defined in the Act, which (1) arises out of or in connection with the activities under this agreement, including transportation; and (2) arises out of or results from a nuclear incident or precautionary evacuation.

(b) Authority. This clause is incorporated into this Agreement pursuant to the authority contained in subsection 170d. of the Act.

(c) Financial protection. Except as hereafter permitted or required in writing by DOE, the Awardee will not be required to provide or maintain, and will not provide or maintain at Government expense, any form of financial protection to cover public liability, as described in paragraph (a) of this clause. DOE may, however, at any time require in writing that the Awardee provide and maintain financial protection of such a type and in such amount as DOE shall determine to be appropriate to cover such public liability.

(d) Indemnification. To the extent that the Awardee and other persons indemnified are not compensated by any financial protection permitted or required by DOE, DOE will indemnify the Awardee and other persons indemnified against (i) claims for public liability as described in paragraph (a) of this clause; and (ii) such legal costs of the Awardee and other persons indemnified as are approved by DOE, provided that DOE’s liability, including such legal costs, shall not exceed the amount set forth in section 170e(1)(B) of the Act in the aggregate for each nuclear incident or precautionary evacuation occurring within the United States or $2,000,000,000 in the aggregate for each nuclear incident occurring outside the United States, irrespective of the number of persons indemnified in connection with this agreement.

(e)

(1) Waiver of defenses. In the event of a nuclear incident (as defined in the Act) arising out of nuclear waste activities (as defined in the Act), the Awardee, on behalf of itself and other persons indemnified, agrees to waive any issue or defense as to charitable or governmental immunity.

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(2) In the event of an extraordinary nuclear occurrence that—

(i) Arises out of, results from, or occurs in the course of the construction, possession, or operation of a production or utilization facility; or

(ii) Arises out of, results from, or occurs in the course of transportation of source material, by-product material, or special nuclear material to or from a production or utilization facility; or

(iii) Arises out of or results from the possession, operation, or use by the Awardee or a subcontractor of a device utilizing special nuclear material or by-product material, during the course of the activity under this agreement; or

(iv) Arises out of, results from, or occurs in the course of nuclear waste activities, the Awardee, on behalf of itself and other persons indemnified, agrees to waive—

(A) Any issue or defense as to the conduct of the claimant (including the conduct of persons through whom the claimant derives its cause of action) or fault of persons indemnified, including, but not limited to negligence, contributory negligence, assumption of risk, or unforeseeable intervening causes, whether involving the conduct of a third person or an act of God;

(B) Any issue or defense as to charitable or governmental immunity; and any issue or defense based on any statute of limitations, if suit is instituted within three years of the date on which the claimant first knew, or reasonably could have known, of his injury or change and the cause thereof. The waiver of any such issue or defense shall be effective regardless of whether such issue or defense may otherwise be deemed jurisdictional or relating to an element in the cause of action. The waiver shall be judicially enforceable in accordance with its terms by the claimant against the person indemnified.

(v) For the purposes of making a determination of whether or not there has been an extraordinary nuclear occurrence, “offsite,” as used in 10 CFR part 840, means “away from the contract location,” a phrase that means any DOE facility, installation, or site at which activity under this agreement is being carried out, and any awardee-owned or controlled facility, installation, or site at which the Awardee is engaged in the performance of activity under this agreement.

(3) The waivers set forth in paragraph (e) of this clause—

(i) Shall be effective regardless of whether such issue or defense may otherwise be deemed jurisdictional or relating to an element in the cause of action;

(ii) Shall be judicially enforceable in accordance with its terms by the claimant against the person indemnified;

(iii) Shall not preclude a defense based upon a failure to take reasonable steps to mitigate damages;

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(iv) Shall not apply to any injury or damage to a claimant (or claimant’s property) that is intentionally sustained by the claimant, or that results from a nuclear incident intentionally and wrongfully caused by the claimant;

(v) Shall not apply to injury to a claimant who is employed at the site of and in connection with the activity where the extraordinary nuclear occurrence takes place, if benefits therefor are either payable or required to be provided under any workmen’s compensation or occupational disease law;

(vi) Shall not apply to any claim resulting from a nuclear incident occurring outside the United States;

(vii) Shall be effective only with respect to those obligations set forth in this clause and in insurance policies, contracts or other proof of financial protection; and

(viii) Shall not apply to, or prejudice the prosecution or defense of, any claim or portion of claim not within the protection afforded under

(A) the limit of liability provisions under subsection 170e. of the Act, and (B) the terms of this agreement and the terms of insurance policies, contracts, or other proof of financial protection.

(f) Notification and litigation of claims. The Awardee shall give immediate written notice to DOE of any known action or claim filed or made against the Awardee or other person indemnified for public liability as defined in paragraph (a) of this clause. Except as otherwise directed by DOE, the Awardee shall furnish promptly to DOE copies of all pertinent papers received by the Awardee or filed with respect to such actions or claims. DOE shall have the right to, and may collaborate with, the Awardee and any other person indemnified in the settlement or defense of any action or claim and shall have the right to:

(1) Require the prior approval of DOE for the payment of any claim that DOE may be required to indemnify hereunder; and

(2) Appear through the Attorney General on behalf of the Awardee or other person indemnified in any action brought upon any claim that DOE may be required to indemnify hereunder, take charge of such action, and settle or defend any such action. If the settlement or defense of any such action or claim is undertaken by DOE, the Awardee or other person indemnified shall furnish all reasonable assistance in effecting a settlement or asserting a defense.

(g) Continuity of DOE obligations. The obligations of DOE under this clause shall not be affected by any failure on the part of the Awardee to fulfill its obligation under this contract and shall be unaffected by the death, disability, or termination of existence of the Awardee, or by the completion, termination or expiration of this agreement.

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(h) Effect of other clauses. The provisions of this clause shall not be limited in any way by, and shall be interpreted without reference to, any other clause of this agreement including the Disputes clause, and any provisions later added to this contract, as required by applicable Federal law, including statutes, Executive orders and regulations, to be included in Nuclear Hazards Indemnity Agreements.

(i) Civil penalties. The Awardee and its subcontractors and suppliers who are indemnified under the provisions of this clause are subject to civil penalties, pursuant to section 234A of the Act, for violations of applicable DOE nuclear-safety related rules, regulations, or orders, and pursuant to section 234C of the Act, for violations of applicable DOE worker safety and health related rules, regulations, and orders.

(j) Criminal penalties. Any individual director, officer, or employee of the Awardee or of its subcontractors and suppliers indemnified under the provisions of this clause are subject to criminal penalties, pursuant to section 223(c) of the Act, for knowingly and willfully violating the Act, and applicable DOE nuclear safety-related rules, regulations or orders for which violation results in, or if undetected, would have resulted in a nuclear incident.

(k) Inclusion in Subcontracts. The Awardee shall insert this clause in any subaward or subcontract that may involve the risk of public liability, as that term is defined in the Act and further described in paragraph (a) of this clause. However, this clause shall not be included in subcontracts in which the subcontractor is subject to Nuclear Regulatory Commission (NRC) financial protection requirements under section 170b. of the Act or NRC agreements of indemnification under section 170c. or k. of the Act for the activities under the subcontract.

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Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov

APPENDIX IV

NATIONAL ASSURANCE POLICIES

29

Controlled by: The U.S. Department of Energy, DOECUI@hq.doe.gov